Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

This announcement is not for distribution or release in Jersey, Canada and Japan or in any other jurisdiction in which offers or sales would be prohibited by applicable law.

Shire plc announces the Exercise of Over-Allotment Option in relation to Convertible Bond Offering outside the United States and to non-US persons only

Basingstoke, UK and Philadelphia, US – May 8, 2007– Shire plc ("Shire" or the “Company”) (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) Following the successful placement of its US$1,000 million offering of Convertible Bonds ("Bonds") on 2 May 2007, Shire announces that the over-allotment option (“Option”) has been exercised in full.

The Option entitles the Bookrunners to purchase up to an additional US$100 million principal amount of the Bonds at the original issue price.  As such, the total principal amount of the Bonds now stands at US$1,100 million. The over-allotment option was extended by Shire until any time on or prior to 8 May by an amending subscription agreement.

This announcement does not constitute or form part of an offer to sell or the solicitation of an offer to subscribe for or otherwise acquire any securities.

The securities have not been and will not be registered under the US Securities Act of 1933 and are subject to US tax law requirements.  Accordingly, these securities may not be offered, sold or delivered in the United States or to US persons and this notice is not an offer of the securities.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
Media	Jessica Mann (Rest of the World)	+44 1256 894 280

Registered in England 5492592  Registered Office as above

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

This press release is for information only and does not constitute an offer to sell, purchase, exchange or transfer any securities or a solicitation of any such offer. This communication is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.  Securities to be issued pursuant to any offer may not be offered to, sold to or purchased or held by, or for the account of, persons resident for income tax purposes in Jersey (other than financial institutions in the normal course of business).